Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between CUENTAS, INC. a Florida Corporation (the “Company”) and MICHAEL A. DE PRADO (“Executive”) as of the date of execution of the Agreement. (the “Effective Date”) .

WHEREAS, the EMPLOYER is desirous of employing Executive, and Executive wishes to be employed by EMPLOYER in accordance with the terms and conditions set forth in this Agreement. The Company acknowledges that Executive has worked for the Company since the effective date, and the Company wishes to memorialize the agreement with Executive.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS FOLLOWS:

1.	Position and Duties: Executive shall be employed by the Company as its Founder and President, reporting only to the Company's Chief Executive Officer ("CEO") and Board of Directors. As its President, Executive agrees to devote the necessary business time, energy and skill to his duties at the Company, and will be permitted to engage in outside consulting and/or employment provided said services do not interfere with Executive's obligations to Company under the terms of this Agreement. Executive agrees to advise the President and the Board of any outside Services, and further agrees that the Company's Board of Directors shall make the sole determination of whether a proposed consulting or employment activity would interfere with Executive's obligations under this Agreement. These duties of Executive under this Agreement shall include all those duties customarily performed by an Executive as well as providing advice and consultation on general corporate matters, particularly related to shareholder and investor relations, assisting the Company with respect to raising equity and other financing for the Company, and other projects as may be assigned by the Company's CEO and Board of Directors on an as needed basis. During the term of Executive's employment, Executive shall be permitted to serve on boards of directors of for-profit or not-for-profit entities provided such service does not adversely affect the performance of Executive's duties to the Company under this Agreement, and are not in conflict with the interests of the Company. In the event that the Company requests Executive to change his position to that anything other than President of the company the terms of the Agreement and the compensation will remain in full effect and not be reduced, only increased.

In addition to Executive's appointment as President of the Company, Executive shall be nominated to stand for election to the Board of Directors at the next scheduled shareholders meeting. Executive currently serves as a member of the Company's Board. Executive shall continue to be subject to the provisions of the Company's bylaws and all applicable general corporation laws relative to his position on the Board. In addition to the Company's bylaws, as a member of the Board, Executive shall also be subject to the statement of powers, both specific and general, set forth in the Company's Articles of Incorporation. The Company agrees to provide Directors and Officers liability insurance for Executive in not less than $5,000,000.

2.	Term of Employment: This Agreement shall remain in effect for a period of five years from the Effective Date. After the initial 5 year term, this Agreement will automatically renew for successive one year periods unless either party provides ninety days’ prior notice of termination. In the event the Company elects to terminate the Agreement, such termination shall be considered to be an Involuntary Termination, and Executive shall be provided benefits as provided in this Agreement. Upon the termination of Executive’s employment for any reason, neither Executive nor Company shall have any further obligation or liability under this Agreement to the other except as set forth hereto.

3.	Compensation:

(a) Executive shall receive a salary of $265,000 per annum which shall increase $15,000 per annum or 5% minimum on the 12-month anniversary from the Effective Date of this Agreement as a cost of living increase guarantee. Payments shall be made in equal installments in accordance with Company’s then prevailing payroll policy. The Compensation Committee may further increase, but under no circumstances decrease, the salary per annum. Executive shall receive a minimum of $10,000 per month as partial annual compensation with remaining balance differed to employee executive to be paid in cash and/or stock and/or shares, at the discretion of Employee Executive.

(b) Executive shall receive restricted stock units (the, “RSU”)

(c) Executive shall receive a minimum grant of 100,000 stock options per annum, with share price valued at date of exercise, pursuant to the Stock Option Incentive Plan the planned ESOP. The Compensation Committee may further increase the grant, but under no circumstances decrease the grant. Furthermore, during the term of this Agreement, in no event shall Executive’s compensation be less than any other officer or employee of the Company or any subsidiary, except for the Company’s CEO.

(d) Executive shall receive a US$8,000 auto expense allowance per annum.

(e) Sale of Company – Executive shall be guaranteed no less than 12.5% of the company selling price in cash or cash equivalent, if company and BOD Board of Directors agree to sell company for more than US$100,000,000.00 the term of this Executives Employment agreement.

(f) Executive shall have the right to (30) thirty days paid vacation, (5) five paid personal days, and (6) six paid sick days. However, the Executive will continue to be paid his salary during any time period where he is incapacitated and required to be hospitalized under the direction of a physician through the term of this agreement. No sick or personal days may be accrued should the Executive choose not to utilize them, however (15) fifteen vacation days may accrued and be applied to only the following year.

(g) Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time, and provided that in no event shall Executive receive less than (6) six weeks paid vacation per annum and (6) six paid sick and (5) five paid personal days per annum. Vacation and sick pay benefits may be accrued by Executive and Executive shall have the election to be paid for the time if Executive chooses not to use the time

(h) Performance Bonus: Executive shall have the opportunity to earn a performance bonus in accordance with the Company’s Performance Bonus Plan if in effect; if the Company does not have a Bonus Plan in effect at any given time during the term of this Agreement, then the Company’s Compensation Committee or Board of Directors shall have discretion as to determining bonus compensation for Executive.

(c.1) “Bonus”: a special bonus shall be paid in cash or accrued to the Executive per qualifying instance event as follows in section (c.1): ): IF THE COMPANY:

•	The Company is uplisted to the NASDAQ from the Pink sheets or OTC markets, the sum of $250,000.00 USD in cash (if available, without causing undue burden on the company) or stock equivalent at the executive’s sole discretion.

(i)       Stock Options: Provided this Agreement is in force and effect, the Company shall grant Executive stock options (the "Options") as 88,000 shares that give Executive the right to exercise options the equivalent of a minimum of 4% (four percent) of the Company's issued and outstanding shares of Common Stock ("Common Stock") as of 7/1/2019. The Options will be exercisable for three years at the share value at date of execution per share with cashless exercise provision with immediate vesting. The Company will issue the Options to Executive pursuant to this provision within ten (10) days of the end of its current fiscal year.

Additionally, the Options are subject to a cashless exercise provision whereby payment upon exercise of the Options may be made at the option of the Executive either in (i) cash, wire transfer or by certified or official bank check payable to the order of the Company equal to the applicable aggregate exercise price, (ii) by delivery of Common Stock issuable upon exercise of the Options in accordance with Section (A) below (“Cashless Exercise”) or (iii) by a combination of any of the foregoing methods (in accord with Section (A) below), for the number of shares of Common Stock specified in such form (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Executive per the terms of the Options) and the Executive shall thereupon be entitled to receive the number of duly authorized, validly issued , fully paid and nonassessable shares of Common Stock determined as provided herein.

(A) If the Fair Market Value of the Company’s common stock is greater than the exercise price (at the date of calculation as set forth below) and no Registration Statement relating to the shares of Common Stock underlying the Options is in effect, in lieu of exercising the Options for cash, the Executive may elect to receive shares equal to the value (as determined below) of the Option (or the portion thereof being cancelled) by surrender of the Option at the principal office of the Company together with the properly endorsed notice of cashless exercise in which event the Company shall issue to the Executive a number of shares of Common Stock computed using the following formula:

X=Y (A-B)

A

Where X= the number of shares of Common Stock to be issued to the Executive

Y= the number of shares of Common Stock purchasable under the Option or, if only a portion of the Option is being exercised , the portion of the Option being exercised (at the date of such calculation)

A= the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

B= Exercise Price (as adjusted to the date of such calculation)

The Company grants Executive cost free piggyback registration rights for the shares underlying the Options and will use its best efforts to first include the options in an existing approved option benefits plan and register the underlying shares in a Form S-8 Registration statement , or thereafter in the next registration statement filed by the Company.

(j) Expenses: Company shall reimburse Executive for reasonable travel, lodging, entertainment and meal expenses incurred in connection the performance of services within this Agreement.

(k) Travel: Executive shall travel as necessary from time to time to satisfy his performance and responsibilities under this Agreement.

(l) Full Medical and Dental coverage to be paid or reimbursed for Executive and Family within the Country State or city they reside in through the term of the Executives contract.

(m) Life Insurance policy Term and Whole life: Company shall be responsible to maintain both a whole life and term insurance policy for no less than the value of Executives full term employment agreement contract. Executives legal spouse and children shall be default benefactors and can be elected and or modified by Executive for new beneficiaries from time to time through the term of this Employment agreement.

4.	Effect of Termination of Employment:

(a) Voluntary Termination, Death or Disability: In the event of Executive’s voluntary termination from employment with the Company, Executive shall be entitled to compensation and benefits from the Company other than those earned under Section 3 through the date of his termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination. In the event that Executive’s employment terminates as a result of his death or disability, Executive shall be entitled to a pro-rata share of the Target Bonus (presuming performance meeting, but not exceeding, target performance goals) in addition to all compensation and benefits earned under Section 3 through the date of employment contract’s 5 year term. This Employment agreement by its nature, termination for cause is intended to address only those serious acts or omissions committed by employee that adversely affect the company’s business in a material respect. Termination by the company for all other reasons, other than by reason of employee’s death or disability, shall be considered Termination without Cause. [Hafeman v. Protein Discovery, Inc., 2011 Tenn. App. LEXIS 92, 4-5 (Tenn. Ct. App. 2011)]

(b) Termination for Cause or Without Cause. A provision of this type will clarify the expectations and relationship between the parties. The employment contract should define “cause”. In instances where there is a without cause termination provision in exchange for severance payments, the terms of the severance payments should be specifically stated.

(c) If Executive’s employment is terminated by the Company for Cause or without Cause, Executive shall be entitled to compensation and benefits from the Company earned under this entire agreement, through the end date of Executive contract term and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of his termination and or end of contract. In the event that the Company terminates Executive’s employment for Cause or without Cause, the Company shall provide written notice to Executive of that fact 90 days prior to, , the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an Involuntary Termination. Section 4c supercedes any other treatment for Cause or without Cause terms.

(d) Involuntary Termination During Change in Control Period: If Executive’s employment with the Company terminates as a result of a Change in Control Period Involuntary Termination, then, in addition to any other benefits described in this Agreement, Executive shall receive the following:

(i) all compensation and benefits earned under Section 3 through the date of Executive’s term of contract and employment;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid under the Performance Bonus Plan for the year immediately prior to the year in which the Change in Control occurred and (b) the Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Change in Control occurs;

(iii) a lump sum payment equivalent to the remaining Salary (as it was in effect immediately prior to the Change in Control) due Executive from the date of Involuntary Termination to the end of the term of this Employment Agreement or six (6) months Salary, whichever is the greater; and

(iv) reimbursement for the cost of medical, life, disability insurance coverage at a level equivalent to that provided by the Company for a period expiring upon the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform the Company that new employment has been obtained.

Unless otherwise agreed to by Executive at the time of Involuntary Termination, the amount payable to Executive under subsections (i) through (iii), above, shall be paid to Executive in a lump sum within thirty (30) days following Executive’s termination of employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(d) Termination Without Cause in the Absence of Change in Control: In the event that Executive’s employment terminates as a result of a Non Change in Control Period Involuntary Termination, then Executive shall receive the following benefits:

(i) all compensation and benefits earned under Section 3 through the date of the Executive’s term of executive’s contract and employment;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid under the Performance Bonus Plan for the year immediately prior to the year in which the Change in Control occurred and (b) the Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Change in Control occurs;

(iii) a lump sum payment equivalent to the remaining Salary (as it was in effect immediately prior to the Change in Control) due Executive to the end of the term of this Agreement or six (6) months Salary, whichever is the greater; and

(iv) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform the Company that new employment has been obtained.

Unless otherwise agreed to by Executive, the amount payable to Executive under subsections (i) through (iii) above shall be paid to Executive in a lump sum within thirty (30) days following Executive’s termination of employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(e) Resignation with Good Reason During Change in Control Period: If Executive resigns his employment with the Company as a result of a Change in Control Period Good Reason, then, in addition to any other benefits described in this Agreement, Executive shall receive the following.

(i) all compensation and benefits earned under Section 3 through the date of the Executive’s termination of employment;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid under the Performance Bonus Plan for the year immediately prior to the year in which the Change in Control occurred and (b) the Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Change in Control occurs ;

(iii) a lump sum payment equivalent to the remaining Salary (as it was in effect immediately prior to the Change in Control) due Executive from the date of Involuntary Termination to the end of the term of this Agreement or six (6) months Salary, whichever is the greater; and

(iv) reimbursement for the cost of medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform the Company that new employment has been obtained.

Unless otherwise agreed to by Executive, the amount payable to Executive under subsections (i) through (iii) above shall be paid to Executive in a lump sum within thirty (30) days following the Executives’s termination of employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(f) Resignation with Good Reason in the Absence of Change in Control: If Executive resigns his employment with the Company as a result of a Non Change in Control Period Good Reason, then, in addition to any other benefits described in this Agreement, Executive shall receive the following.

(i) all compensation and benefits earned under Section 3 through the date of the Executive’s term of this agreement;

(ii) a lump sum payment equivalent to the greater of (a) the bonus paid under the Performance Bonus Plan for the year immediately prior to the year in which the Change in Control occurred and (b) the Target Bonus under the Performance Bonus Plan in effect immediately prior to the year in which the Change in Control occurs;

(iii) a lump sum payment equivalent to the remaining Salary and full term balance of the 5 year contract herein (as it was in effect immediately prior to the Change in Control) due Executive from the date of Involuntary Termination to the end of the term of this Agreement or six (6) months Salary, whichever is the greater; and

(iv) reimbursement for the cost of all medical, life and disability insurance coverage at a level equivalent to that provided by the Company for a period of the earlier of: (a) one year; or (b) the time Executive begins alternative employment wherein said insurance coverage is available and offered to Executive. It shall be the obligation of Executive to inform the Company that new employment has been obtained.

Unless otherwise agreed to by Executive, the amount payable to Executive under subsections (i) through (iii) above shall be paid to Executive in a lump sum within thirty (30) days following the Executive’s termination of employment. The amounts payable under subsection (iv) shall be paid monthly during the reimbursement period.

(g) Resignation from Positions: In the event that Executive’s employment with the Company is terminated or resigns for any reason, on the effective date of the termination Executive shall simultaneously resign from each position he holds on the Board and/or the Board of Directors of any of the Company’s affiliated entities and any position Executive holds as an officer of the Company or any of the Company’s affiliated entities. The entire employment contract shall be paid through the balance of the term of the contract, as Executive and Founding member of the company.

5.	Certain Definitions: For the purpose of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Cause” shall mean any of the following occurring on or after the date of this Agreement:

(i) Executive’s theft, dishonesty, breach of fiduciary duty for personal profit, or falsification of any employment or Company record;

(ii) Executive’s willful violation of any law, rule, or regulation (other than traffic violations, misdemeanors or similar offenses) or final cease-and-desist order , in each case that involves moral turpitude;

(iii) Executive’s intentional failure to perform stated duties, provided Executive has not cured such failure following 20 days prior written notice of such failure;

(iv) Executive’s improper disclosure of the Company ’s confidential or proprietary information;

(v) any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or

(vi) any material breach by Executive of this Agreement, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i) (X) any “person” (as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934, as amended) (other than Executive, Arik Meimoun) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act) , directly or in directly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities other than the acquisition of the Company’s Common Stock by a Company-sponsored employee benefit plan or through the issuance of shares sold directly by the Company to a single acquirer, or (Y) any “person” (as such term is used in Section 13 (d) and 14 (d) of the Securities Exchange Act of 1934 , as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act) directly or indirectly, of securities of the Company representing less than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities, but in connection with the person’s acquisition of securities the person acquires the right to terminate the employment of all or a portion of the Company’s management team;

(ii) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger of consolidation.

(iii) a change in the composition of the Board occurring within a period of twenty-four (24) consecutive months , as a result of which fewer than a majority of the directors are Incumbent Directors;

(iv) effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company ’s assets; or

(v) a liquidation or dissolution of the Company.

(c) “Change in Control Period” shall mean the period commencing on the date sixty (60) days prior to the date of consummation of the Change of Control and ending sixty (60) days following of same date of consummation of the Change of Control.

(d) “Change in Control Period Good Reason” shall mean Executive ’s resignation for any of the following conditions, first occurring during a Change in Control Period and occurring without Executive’s written consent:

(i) a decrease in Executive’s Salary and/or a decrease in Executive ’s Target Bonus (as a multiple of Executive ’s Salary) under the Performance Bonus Plan or employee benefits other than as part of any across-the-board reduction applying to all senior executives and not resulting in those senior executives receiving lesser benefits than similarly situated executives of an acquirer;

(ii) a material, adverse change in Executive’s title, authority, responsibilities, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change.

(iii) a change in the Executive’s ability to maintain his principal workplace at multiple or satellite offices;

(iv) any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(v) any failure of the Company to obtain the assumption of this Agreement by any of the Company’s successors or assigns by purchase , merger, consolidation, sale of assets or otherwise.

(vi) any purported termination of Executive’s employment for “material breach of contract” which is purportedly affected without providing the “cure” period, if applicable, described in Section 6 (a)(iii) or (vi), above.

The effective date of any Change in Control Period Involuntary Termination shall be the date of notification to the Executive of the termination of employment by the Company or the date of notification to the Company of the resignation from employment by the Executive for Change in Control Period Good Reas on.

(e) “Non Change in Control Period Good Reason” shall mean the Executive’s resignation within six months of any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:

(i) a decrease in Executive ’s total cash compensation opportunity (adding Salary and Target Bonus) of greater than ten percent (10%);

(ii) a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive ’s title, authority, responsibilities or duties immediately prior to such change ;

(iii) any material breach by the Company of a provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;

(iv) any change in the Executive’s ability to maintain his principal workplace at multiple or satellite offices;

(v) any purported termination of Executive’s employment for “material breach of contract” which is purportedly affected without providing the “cure” period, if applicable, described in Section 6

(a) (iii) or (vi), above.

The effective date of any Non Change in Control Period Involuntary Termination shall be the date of notification to the Executive of the termination of employment by the Company or the date of notification to the Company of the resignation from employment by the Executive for Non Change in Control Period Good Reason.

(f) “Incumbent Directors” shall mean members of the Board who either (a) are members of the Board as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(g) “Change in Control Period Involuntary Termination” shall mean during a Change in Control Period the termination by the Company of Executive’s employment with the Company for any reason other than Cause, Executive’s death or Executive’s Disability; or

(h) “Non Change in Control Period Involuntary Termination” shall mean outside a Change in Control Period the termination by the Company of Executive’s employment with the Company for any reason other than Cause, Executive’s death or Executive’s disability.

6.	Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully addressed and finally resolved by (1) binding arbitration conducted by the American Arbitration Association in the State of Florida, City of Miami, in accordance with its National Employment Dispute Resolution rules or (2) in any federal or state court located in Florida. In connection with any such arbitration, the Company shall bear all costs not otherwise born by a plaintiff in a court proceeding. The Company agrees that any decisions of the Arbitration Panel will be binding and enforceable in any state that the Company conducts the operation of its business.

7.	Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement, and Executive represents that he has had the opportunity to consult with separate counsel of his own choosing prior to signing the within Agreement.

8.	Restrictive Covenants:

(a) Nondisclosure. During the Term and following termination of the Executive’s employment with the Company, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, confidential information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiducia ry. For purposes of this Agreement “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law or by any court.

(b) Non-Competition. The Executive shall not, while employed by the Company and for a period of one year following the Date of Termination for Cause, or Resignation without Good Reason, engage or participate, directly or indirectly (whether as an officer, director, employee, partner, consultant, or otherwise), in any business that manufactures, markets or sells products that directly competes with any product of the Company that is significant to the Company’s business based on sales and/or profitability of any such product as of the date of termination of Executive’s employment with the Company. Nothing herein shall prohibit Executive from being a passive owner of less than 5 % stock of any entity directly engaged in a competing business. The Non-Compete restrictive covenant consideration comes with a 2 times annual salary compensation (including bonuses, options, shares) for the Executive, each year Executive is to not compete. The Non Compete is to be paid in cash within 30 days of termination (with or without cause) and or resignation.

(c) Property Rights; Assignment of Inventions. With respect to information, inventions and discoveries or any interest in any copyright and/or other property right developed, made or conceived of by Executive, either alone or with others, during his employment by Employer arising out of such employment or pertinent to any field of business or research in which, during such employment, Employer is engaged or (if such is known to or ascertainable by Executive) is considering engaging, Executive hereby agrees:

(i) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Employer;

(ii) to disclose promptly to an authorized representative of Employer all such information, inventions and discoveries or any copyright and/or other property right and all information in Executive’s possession as to possible applications and uses thereof;

(iii) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of Employer (other than Executive);

(iv) that Executive hereby waives and releases any and all rights Executive may have in and to such information, inventions and discoveries, and hereby assigns to Executive and/or its nominees all of Executive’s right, title and interest in them, and all Executive’s right, title and interest in any patent, patent application, copyright or other property right based thereon. Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in- fact to act for him and on his behalf and in his stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent , patent application, copyright or other property right with the same force and effect as if executed and delivered by Executive; and

(v) at the request of the Company, and without expense to Executive, to execute such documents and perform such other acts as Employer deems necessary or appropriate, for Employer to obtain patents on such inventions in a jurisdiction or jurisdictions designated by Employer, and to assign to Employer or its designee such inventions and any and all patent applications and patents relating thereto.

9.	General:

(a) Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by him or any rights which he may have pursuant to the terms and provisions of this Agreement. Executive agrees to comply with all rules and regulations of the Securities and Exchange Commission (“SEC”) and to further comply with respect to all SEC filing requirements as apply to Executive. Further, that both the Company and Executive agree that while the effective date is as of July. 22, 2019, the reporting requirements apply as of the signing of the within Agreement, and that the signing date further applies to the issuance of any options as provided for herein. Executive reserves the right to work from any office of the company, and or from home or virtual office at Executives sole discretion.

(b) Amendments; Waivers: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time .

(c) Notices: Any notices to be given pursuant to this Agreement by either party may be effected by personal delivery or by overnight delivery with receipt requested. Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or his/her address by written notice to the other in accordance with this subsection (c).Mailed notices to Executive shall be addressed as follows:

Michael De Prado

10543 NW 57 St

Coral Springs, FL 33076

Mailed notices to the Company shall be addressed as follows:

Cuentas , Inc.

Arik Meimoun - Chief Executive Officer

200 S. Biscayne Blvd., Suite 5500

Miami, FL 33131

(d) Entire Agreement: This Agreement replaces the previous Employment Agreement and constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of his employment, with the exception of (a) the agreement described in Section 7 and (b) any stock option, restricted stock or other Company stock -based award agreements between Executive and the Company to the extent not modified by this Agreement. This Agreement (including the documents described in (a) and (b) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by the Company.

(e) Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.

(f) Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

(g) Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.

(h) Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase , clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.

(i) Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.

(j) Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.

(k) Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Florida.

(l) Board Approval: The Company warrants to Executive that the independent Members of the Board of Directors of the Company and or the compensation committee chairman has ratified and approved the within Agreement, and that the Company will cause the appropriate disclosure filing to be made with the Securities and Exchange Commission in a timely manner.

IN WITNESS WHEREOF, the parties have executed this Agreement of the date and year written below.

Signed on Nov. 5, 2019	By:
MICHAEL DE PRADO

Signed on Nov. 5, 2019	CUENTAS, INC.

By:
Arik Maimon - CEO